Orion Group Holdings Announces a Chief Financial Officer Change

HOUSTON, Oct. 18, 2018  (GLOBE NEWSWIRE) --Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced that Christopher J. DeAlmeida will step down as Executive Vice President and Chief Financial Officer effective November 2, 2018 to pursue a new opportunity with a private company that is not a competitor.  As a result, the Company has named Robert L. Tabb, Orion’s Vice President of Finance, as Interim Chief Financial Officer.  The Company will consider both internal and external candidates for the CFO role.

Mark Stauffer, Orion Group Holdings President and Chief Executive Officer said, “I am very grateful to Chris for helping Orion grow into the strong Company it is today.  Over the past 11 years, Chris has served Orion with strong leadership and integrity.  We wish him all the best in his future endeavors.”

Christopher DeAlmeida has served as Orion’s Chief Financial Officer since February 2014 and is leaving to pursue a new opportunity outside of Orion.  “My years at Orion have been a very fulfilling time for me professionally,” said Chris DeAlmeida. “While timing is not ideal, this announcement has no correlation to the Company’s preliminary third quarter 2018 results.  I am proud of the work we have accomplished during my tenure as CFO and I have every confidence that the leadership team will continue the great progress we have made in executing our strategy.  I believe Orion is on the right track, with a solid and bright future.”

Mark Stauffer, also stated, “Robert Tabb has been an integral part of the senior management team for the past 4 years.  He possesses a deep understanding of our business, markets, and strategic plan.  I have full confidence in Robert’s abilities.”

Robert L. Tabb Biography
Mr. Tabb has served as Orion Group Holdings Vice President Finance since November 2016. Mr. Tabb has over 12 years of public company accounting and financial management experience and has overseen the Company’s financial planning and analysis function since 2014.  Prior to his current role, Mr. Tabb served as the Company’s Director of Financial Planning and Analysis. Prior to joining Orion, Mr. Tabb held progressively responsible positions in accounting, finance, and M&A with Mattress Firm, Inc., MXenergy, Inc., and J. Richard Claywell, CPA.

About Orion Group Holdings
Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment.  The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Investor Contact:
Shane Martin, (972) 850-2001
shane@stonegateinc.com